Exhibit 3.1



Section 2.8, as amended:

2.8 Closing of Transfer Books and Fixing Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend, the Board of Directors may provide that the stock transfer books shall be closed for a stated period not to exceed 90 days nor be less than 10 days preceding such meeting or payment date, and in such case, written or printed notice thereof shall be mailed at least 10 days before the closing thereof to each stockholder of record at the address appearing on the records of the Corporation or supplied by such stockholder to the Corporation for the purpose of notice. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a record date for any such determination of stockholders, such date to be not more than 90 days and, in case of a meeting of stockholders, not less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken.